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                                                                    Exhibit 23.4



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report, dated July 18, 2001 on the combined statements of income, shareholders' equity, and cash flows of the Business Acquired by Asbury Automotive Arkansas L.L.C. referred to as "the McClarty Combined Entities" for the period from January 1, 1999 through November 17, 1999, and for the year ended December 31, 1998, (and to all references to our Firm) included in or made a part of this registration statement.


/s/ ARTHUR ANDERSEN LLP

Little Rock, Arkansas
October 11, 2001